LARGO INC.

DODD-FRANK CLAWBACK POLICY

Upon the recommendation of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Largo Inc. (the "Company"), the Board has adopted the following Dodd-Frank Clawback Policy (this "Policy") on November 30, 2023, effective as of October 2, 2023 (the "Effective Date").

1. Purpose. The purpose of this Policy is to provide for the mandatory recovery of certain incentive compensation pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in the manner required by Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 promulgated thereunder, and the Applicable Listing Standards (as defined below) (collectively, the "Dodd-Frank Rules").

2. Administration. The Committee has the exclusive power and full and final authority to: (i) administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy; (ii) make all determinations deemed necessary or advisable in applying this Policy, including, without limitation, determinations as to: (a) what constitutes Incentive-Based Compensation, Clawback Eligible Incentive Compensation, and Erroneously Awarded Compensation; (b) whether an Accounting Restatement has occurred (in reliance on any decision in this respect of the Audit Committee); and (c) whether a recovery is impracticable; and (iii) delegate any power or discretion under this Policy to such person or persons as it may determine (and in which case this Policy shall be applied accordingly). The Committee may delegate ministerial administrative duties with respect to this Policy to one or more officers or employees of the Company. Any determinations made by the Committee shall be final, conclusive and binding on all affected individuals.

3. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a) "Accounting Restatement" shall mean an accounting restatement of the Company's financial statements due to the material noncompliance of the Company with any financial reporting requirement under the applicable  laws, regulations or rules of the U.S. Securities and Exchange Commission (the "SEC"), Nasdaq, the Toronto Stock Exchange ("TSX"), or, any other stock exchange on which the Company's securities are listed or other regulatory authority applicable to the Company or the Covered Executives, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a "Big R" restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a "little r" restatement).

(b) "Affiliate" shall mean each entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(c) "Applicable Listing Standards" shall mean Nasdaq Listing Rule 5608.

(d) "Clawback Eligible Incentive Compensation" shall mean Incentive-Based Compensation Received by a Covered Executive (i) on or after the Effective Date, (ii) after beginning service as a Covered Executive, (iii) if such individual served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation (irrespective of whether such individual continued to serve as a Covered Executive upon or following the Restatement Trigger Date), (iv) while the Company has a class of securities listed on Nasdaq or  another national securities exchange or a national securities association in the United States, and (v) during the applicable Clawback Period. For the avoidance of doubt, Incentive-Based Compensation Received by a Covered Executive on or after the Effective Date could, by the terms of this Policy, include amounts approved, awarded, or granted prior to such Effective Date.

(e) "Clawback Period" shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Trigger Date and any transition period (that results from a change in the Company's fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of at least nine months shall count as a completed fiscal year).

(f) "Company Group" shall mean the Company and its Affiliates.

(g) "Covered Executive" shall mean any "executive officer" of the Company (as defined under Applicable Listing Standards), which means the Company's chief executive officer, chief financial officer, principal accounting officer (or if there is no such accounting officer, the controller), the any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company's parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company.  The Committee shall have full discretion to determine and designate which individuals in the Company Group meet the definition of "Covered Executive" under Applicable Listing Standards.

(h) "Erroneously Awarded Compensation" shall mean the amount of Clawback Eligible Incentive Compensation Received during the Clawback Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during the Clawback Period had it been determined based on the restated amounts, computed without regard to any taxes paid. With respect to any compensation plan or program that takes into account Incentive-Based Compensation, the amount contributed to a notional account that exceeds the amount that otherwise would have been contributed had it been determined based on the restated amount, computed without regard to any taxes paid, shall be considered Erroneously Awarded Compensation, along with earnings accrued on that notional amount.

(i) "Exchange" and "Nasdaq" shall each mean The Nasdaq Stock Market LLC.

(j) "Financial Reporting Measures" shall mean measures that are determined and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") (or any other accounting principles used to prepare the Company's financial statements from time to time), and all other measures that are derived wholly or in part from such measures, including non-IFRS financial measures (as well as other measures, metrics and ratios that are non-IFRS measures). Share price and total shareholder return (and any measures that are derived wholly or in part from share price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a measure need not be presented in the Company's financial statements or included in a filing with the SEC in order to be considered a Financial Reporting Measure.

(k) "Incentive-Based Compensation" shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(l) "Received" shall mean the deemed receipt of Incentive-Based Compensation. Incentive-Based Compensation shall be deemed received for this purpose in the Company's fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(m) "Restatement Trigger Date" shall mean the earlier to occur of (i) the date the Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

4. Recovery of Erroneously Awarded Compensation. Upon the occurrence of a Restatement Trigger Date, the Company shall recover Erroneously Awarded Compensation reasonably promptly, in the manner described below. For the avoidance of doubt, the Company's obligation to recover Erroneously Awarded Compensation under this Policy is not dependent on if or when restated financial statements are filed following the Restatement Trigger Date.  Any provision in this Policy shall apply even if the Covered Executive was not responsible for the Accounting Restatement. In the event of any discrepancy between this Policy and the provisions of any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by any member of the Company Group or any arrangement applicable to an award or bonus under such plan or arrangement, this Policy will prevail.

(a) Process. The Committee shall use the following process for recovery:

(i) First, the Committee will determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with an Accounting Restatement. For Incentive-Based Compensation based on (or derived from) share price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Exchange).

(ii) Second, the Committee will instruct the Company to recover the full amount of the Erroneously Awarded Compensation reasonably promptly in accordance with Sections 4(b) and (c) of this Policy and to provide each affected Covered Executive with a written notice stating the amount of the Erroneously Awarded Compensation, a demand for repayment, and the forms of payment that the Company will accept.

(b) Means of Recovery The Committee shall have discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation, which may include without limitation: (i) recovery of cash or Company shares, (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), (iv) to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), offset of other amounts owed to the Covered Executive or forfeiture of deferred compensation, (v) reduction of future compensation, and (vi) any other remedial or recovery action permitted by law. Notwithstanding the foregoing, the Company Group makes no guarantee as to the treatment of such amounts under Section 409A, and shall have no liability with respect thereto. For the avoidance of doubt, appropriate means of recovery may include amounts approved, awarded, or granted prior to the Effective Date.  Except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive's obligations hereunder.

(c) Failure to Repay. To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company Group upon demand therefor, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive.

(d) Exceptions. The Company must recover Erroneously Awarded Compensation, except to the extent that the conditions of (i), (ii) or (iii) below are met, and the Committee determines that recovery would be impracticable:

(i) The direct expense paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount of Erroneously Awarded Compensation to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to the Exchange. In determining whether a recovery would be impracticable due to costs, the only criteria that the Committee may consider is whether the direct costs, such as reasonable legal expense and consulting fees, amongst others, paid to a third party to assist in enforcing recovery would exceed the Erroneously Awarded Compensation amount. Indirect costs may not be considered when determining whether recovery is impracticable;

(ii) Recovery would violate a law of Canada, where such law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of the law of Canada, the Company has obtained an opinion of Canadian counsel, acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Dodd-Frank Rules.

6. Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any current or former Covered Executive against (i) the loss of any Erroneously Awarded Compensation as set forth in this Policy, or (ii) any claims relating to the Company Group's enforcement of its rights under this Policy. The Company may not pay or reimburse any Covered Executive for the cost of third-party insurance purchased by a Covered Executive to fund potential recovery obligations under this Policy.

7. Acknowledgment. To the extent required by the Committee, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company.

8. Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.  The Board intends that this Policy be interpreted consistent with the Dodd-Frank Rules.

9. Amendment; Termination. The Board may amend or terminate this Policy from time to time in its discretion, including as and when it determines that it is legally required to do so by any federal securities laws, SEC rule or the rules of Nasdaq or any national securities exchange or national securities association on which the Company's securities are listed.

10. Other Recovery Rights. The Board intends that this Policy be applied to the fullest extent of the law. The Board and/or Committee may require that any employment agreement, equity award, cash incentive award, or any other agreement entered into be conditioned upon the Covered Executive's agreement to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company Group, whether arising under applicable law, regulation or rule, pursuant to the terms of any other policy of the Company Group, pursuant to any employment agreement, equity award, cash incentive award, or other agreement applicable to a Covered Executive, or otherwise (the "Separate Clawback Rights"). Notwithstanding the foregoing, there shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and the Separate Clawback Rights, unless required by applicable law.

11. Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

12. Non-Uniform Determinations.  The means of recovery can be different for different Covered Executives in relation to the same or different events depending on the particular facts and circumstances of the Covered Executive and their compensation.

13. Severability,  If any provision of this Policy is for any reason held by any court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part: that provision shall, where possible, be deemed adjusted and apply in a manner that is legal, valid and enforceable in the relevant jurisdiction; and the remaining provisions of this Policy shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.  The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision.

Approved: November 30, 2023.

Exhibit A

LARGO INC. DODD-FRANK CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received, reviewed and understands the Largo Inc. Dodd-Frank Clawback Policy (the "Policy"). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this "Acknowledgement Form") shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees:

  That the undersigned is and will continue to be subject to, bound by and comply with terms of the Policy and that the Policy will apply both during and after the undersigned's employment with the Company Group;

  That the undersigned has been notified that, as a result of their role with the Company and in accordance with Nasdaq Listing Rule 5608, they have been identified as a "Covered Executive" and that therefore the Policy applies to them;

  That once an Accounting Restatement is required, clawback is mandatory if it is determined that there has been Erroneously Awarded Compensation.  Therefore, if a clawback becomes required pursuant to the Policy, the Company would not be permitted to exercise discretion regarding whether or not to seek recovery;

  In accordance with the Policy, if the level of incentive-based compensation calculated on the basis of the restated financial statements is lower than the level of incentive-based compensation actually received, the difference in value on a gross-basis (i.e., the amount prior to any tax withholding) is required to be recovered from the undersigned, irrespective of whether the undersigned had any involvement in the Accounting Restatement;

  To the clawback provisions in the Policy, including that as a condition for eligibility for any future incentive payments, the undersigned agrees: (a) that reductions to and deductions from their compensation and benefits and/or any other amounts owed to them by the Company Group may be made to the fullest extent permitted by law; and/or (b) that on demand therefor by the Company Group, the undersigned shall make repayment of amounts of Erroneously Awarded Compensation, as such amounts are determined by the Committee of the Company's Board of Directors in its sole discretion;

  That, in the event of any inconsistency, the terms of the Policy shall amend and supersede any contractual terms to which the undersigned is subject in connection with their employment (including the terms of my employment contract, as amended from time to time) or participation in any incentive plans or programs; and

  The undersigned acknowledges and agrees that they are not entitled to indemnification by the Company Group against losses or related claims as set forth in this Policy to the extent such indemnification is prohibited by this Policy or the Dodd-Frank Rules.

A-1

Sign: _____________________________

Name: [Employee]

Date: _____________________________

A-2